Exhibit 99.1

For Immediate Release

February 20, 2012

Microsoft Adds New Board Member

John W. Thompson, CEO of Virtual Instruments and former CEO of Symantec, to join board

REDMOND, Wash. — Feb. 20, 2012 — Microsoft Corp. today announced that John W. Thompson, chief executive officer of privately-held Virtual Instruments and former chairman and CEO of Symantec Corp., was appointed to the company’s board of directors, returning the board’s size to 10 members.

“John has extraordinary technology and business expertise, and we are delighted that he is joining Microsoft’s board of directors,” said Bill Gates, Microsoft chairman.

Thompson currently serves as CEO of Virtual Instruments, a privately-held company located in San Jose, Calif., whose products are designed to ensure the performance and availability of applications deployed in virtualized and private cloud computing environments. Since 2009, Thompson has been an active investor in early-stage technology companies in Silicon Valley.

Thompson served as chairman and CEO of Symantec Corp., helping transform Symantec into a leader in security, storage, and systems management solutions. During his 10-year tenure as CEO, from 1999 to 2009, Symantec’s revenues grew from $632 million to $6.2 billion, and its worldwide workforce grew to more than 17,500 employees. Thompson stepped down as CEO of Symantec in 2009, and stepped down from Symantec’s board of directors in 2011.

Previously, Thompson held a number of leadership positions at IBM, including sales, marketing, software development, and general manager of IBM Americas. He was a member of IBM’s Worldwide Management Council.

“John brings a wealth of experience, from enterprise customers to individual consumers, as well as the insights that come from running a successful large global software company and a fast-emerging startup. He will be a great addition to our board,” said Steve Ballmer, Microsoft chief executive officer.

“I am honored to join the Microsoft board and work with this exceptional team,” Thompson said. “Microsoft has been a leader across the entire information technology landscape for decades, and I look forward to sharing my experiences and contributing to the future direction and growth of this global leader.”

Thompson currently serves on the board of United Parcel Service, and he has served on a number of government boards and commissions, including the Financial Crisis Inquiry Commission, the National Infrastructure Advisory Committee, and the Silicon Valley Blue Ribbon Task Force on Aviation Security and Technology. He formerly served on the national board of Teach for America, an organization dedicated to eliminating educational inequities for all children.

He received a bachelor of business administration from Florida A&M, and a master’s degree in management from the Sloan Fellows program of the MIT Sloan School of Management.

In addition to Thompson, Microsoft’s board of directors consists of Bill Gates, Microsoft chairman; Steve Ballmer, Microsoft CEO; Dina Dublon, former chief financial officer of JPMorgan Chase; Raymond V. Gilmartin, former chairman, president and CEO of Merck & Co. Inc.; Reed Hastings, founder, chairman and CEO of Netflix Inc.; Dr. Maria M. Klawe, president, Harvey Mudd College; David F. Marquardt, general partner at August Capital; Charles H. Noski, vice chairman of Bank of America Corp.; and Dr. Helmut G. W. Panke, former chairman of the board of management at BMW AG.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

Note to editors: For more information, news and prespectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers and titles were correct at time of publication, but may have changed. For additional assistance, journalists and analysts may contact Microsoft’s Rapid Response Team or other appropriate contacts listed at http://www.microsoft.com/news/contactpr.mspx.